Exhibit 99.1

CytomX Therapeutics Reports First Quarter 2022 Financial Results and Provides Business Update

- Patient enrollment completed in Arm A in the Phase 2 study of praluzatamab ravtansine in breast cancer, initial data for both Arms A and B on track for second half of 2022 -

- Phase 2 expansion study of CX-2029 ongoing, patient enrollment completed for squamous non-small cell lung cancer cohort with data update expected in second half of 2022 -

- First-in-human Phase 1 study of CX-904 in advanced solid tumors launching in first half of 2022 -

SOUTH SAN FRANCISCO, Calif., May 5, 2022 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated oncology therapeutics, today reported first quarter 2022 financial results and provided a business update.

“The CytomX team continued to execute across our portfolio during the first quarter of 2022, including significant progress with patient enrollment in our most advanced clinical studies. Initial data readouts for both Arms A and B for praluzatamab ravtansine and a data update for CX-2029 remain on track for the second half of this year. Beyond these important milestones, we are also advancing many new experimental therapeutics, including our conditionally activated version of interferon alpha-2b, which was detailed in a presentation at the recent American Association for Cancer Research Annual Meeting. The breadth of our clinical and preclinical pipeline continues to demonstrate the multi-modality potential of our technology platform to deliver important new treatments for cancer,” said Sean McCarthy, D.Phil., chief executive officer and chairman at CytomX Therapeutics.

First Quarter Business Highlights and Recent Developments

•
Praluzatamab ravtansine – Praluzatamab ravtansine is a CD166-directed conditionally activated antibody-drug conjugate (ADC) wholly-owned by CytomX. The three-arm Phase 2 study is evaluating praluzatamab ravtansine as monotherapy in patients with hormone receptor-positive, human epidermal growth factor receptor 2-non-amplified breast cancer (Arm A) and in patients with triple-negative breast cancer (TNBC, Arm B), and in combination with pacmilimab, our PD-L1 directed Probody therapeutic, in patients with TNBC (Arm C). Enrollment to Arm A is complete.
•
CX-2029 – CX-2029 is a CD71-directed conditionally activated ADC being co-developed by CytomX and AbbVie. In addition to head and neck squamous cell carcinoma, the Phase 2 expansion study has now also completed patient enrollment in the squamous non-small cell lung cancer cohort. The study remained open for enrollment in the esophageal and gastro-esophageal junction cancers cohort, and the diffuse large B-cell lymphoma cohort.
•
CX-904 – CX-904 is a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells, and is partnered with Amgen. The investigational new drug application for a first-in-human Phase 1 study of CX-904 in patients with advanced solid tumors was allowed to proceed by the U.S. Food and Drug Administration and study start-up activities were initiated.

•
Ipilimumab Probody Program – BMS-986249 and BMS-986288 are Probody versions of the anti-CTLA4 antibody, ipilimumab and non-fucosylated ipilimumab, respectively. BMS-986249 is currently being evaluated by CytomX’s collaboration partner, Bristol Myers Squibb, in a randomized Phase 2 study in combination with nivolumab, the anti-PD-1 antibody, versus ipilimumab plus nivolumab in patients newly diagnosed with advanced melanoma. This novel combination is also being studied in advanced hepatocellular carcinoma, castration-resistant prostate cancer, and TNBC. Bristol Myers Squibb also continued to evaluate BMS-986288, as monotherapy and in combination with nivolumab, in a Phase 1 study in advanced solid tumors.
•
Preclinical Programs – CytomX continued to work on broadening the potential application of its multi-modality Probody platform to other product candidates, including a broad initiative towards enhancing the therapeutic window of cytokines. At the 2022 AACR Annual Meeting, CytomX presented encouraging preclinical data that highlighted a conditionally activated interferon alpha-2b therapeutic candidate as a promising addition to current immunotherapy regimens, potentially expanding benefit to patients with typically unresponsive tumors.

Priorities for 2022

•
Continue enrolling patients with TNBC in Arms B and C in the Phase 2 study of praluzatamab ravtansine and report initial data from Arms A and B in the second half of 2022
•
Continue advancing the expansion phase of the Phase 2 study of CX-2029 in collaboration with our partner AbbVie and provide a data update in the second half of 2022
•
Advance the Phase 1 study of CX-904 in solid tumors

First Quarter 2022 Financial Results

Cash, cash equivalents and investments totaled $263 million as of March 31, 2022, compared to $305 million as of December 31, 2021.

Total revenue was $17.1 million for the three months ended March 31, 2022 compared to $16.0 million for the corresponding period in 2021. The increase in total revenue was largely related to the CD71 collaboration with AbbVie.

Research and development expenses increased by $8.2 million during the three months ended March 31, 2022 to $30.6 million compared to $22.4 million for the first quarter of 2021. The increase was primarily driven by contract and service expenses in manufacturing and development activities in support of our pre-clinical and clinical portfolio.

General and administrative expenses increased by $1.3 million during the first quarter of 2022 to $10.5 million compared to $9.2 million in the same period in 2021. The increase was mainly in personnel and professional expenses.

Conference Call & Webcast Information

CytomX management will host a conference call and a simultaneous webcast today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results and provide a business update. To join the conference call, please dial (877) 809-6037 (domestic) or (615) 247-0221 (international) and reference the conference ID 5241057. A live webcast of the call can be accessed on the Events and Presentations page of CytomX's website at https://ir.cytomx.com/events-and-presentations. An archived replay of the webcast will be available on the Company’s website until May 12, 2022.

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company dedicated to destroying cancer differently. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments by successfully leveraging therapeutic targets that were once thought to be inaccessible. CytomX’s robust and differentiated pipeline includes the wholly-owned praluzatamab ravtansine (CX-2009), an investigational conditionally activated antibody-drug conjugate (ADC) directed toward CD166, and CX-2029, an investigational conditionally activated ADC directed toward CD71 being developed in collaboration with AbbVie. These two programs are currently being evaluated in Phase 2 studies, targeting a variety of late-stage, difficult-to-treat cancer types, including breast cancer for praluzatamab ravtansine, and squamous non-small cell lung cancer, and head and neck squamous cell carcinoma for CX-2029. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutics, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, and our wholly-owned conditionally activated anti-PD-L1 antibody, pacmilimab (CX-072), as well as CX-904, a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor on tumor cells and the CD3 receptor on T cells, which is partnered with Amgen. In addition, CytomX has a diverse preclinical portfolio and strategic collaborations with multiple leaders in oncology, including AbbVie, Amgen, Astellas, and Bristol Myers Squibb. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine (CX-2009), CX-2029, BMS-986249, BMS-986288, pacmilimab, and CX-904, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, pacmilimab, and CX-904, and the timing of the commencement of clinical trials, initial and ongoing data availability, investigational new drug applications and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates, including CX-904, are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, pacmilimab, and CX-904; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Annual Report on Form 10-K filed with the SEC on March 1, 2022. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chau Cheng, PhD MBA

VP, Investor Relations & Corp. Communications

ccheng@cytomx.com

Direct: (650) 273-4999

Media Contact:

Bret Coons

Director, Corporate Communications

bcoons@cytomx.com

Direct: (650) 528 2929

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues	$17,136	$15,971
Operating expenses:
Research and development	30,559	22,371
General and administrative	10,543	9,227
Total operating expenses	41,102	31,598
Loss from operations	(23,966)	(15,627)
Interest income	68	68
Other income, net	13	5
Net loss	(23,885)	(15,554)
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	(677)	4
Comprehensive loss	$(24,562)	$(15,550)

Net loss per share:
Basic and diluted net loss per share	$(0.37)	$(0.26)
Shares used in computing basic and diluted net loss per share	65,393,691	60,968,111

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$163,488	$205,530
Short-term investments	99,042	99,696
Accounts receivable	1,016	790
Prepaid expenses and other current assets	4,898	4,285
Total current assets	268,444	310,301
Property and equipment, net	6,093	5,960
Intangible assets, net	984	1,021
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	18,536	19,362
Other assets	902	901
Total assets	$296,825	$339,411
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,721	$2,818
Accrued liabilities	31,032	34,236
Deferred revenue, current portion	70,013	69,262
Total current liabilities	102,766	106,316
Deferred revenue, net of current portion	108,788	125,660
Operating lease liabilities - long term	17,077	18,056
Total liabilities	228,631	250,032
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2022 and December 31, 2021.	—	—
Common stock, $0.00001 par value; 150,000,000 shares authorized and 65,398,355 and 65,392,758 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	626,721	623,344
Accumulated other comprehensive loss	(919)	(242)
Accumulated deficit	(557,609)	(533,724)
Total stockholders' equity	68,194	89,379
Total liabilities and stockholders' equity	$296,825	$339,411

__________________

(1)
The condensed balance sheet as of December 31, 2021 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.